Exhibit 10.123

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of October 1, 2006 (the “Effective Date”), between VCampus Corporation, a corporation organized and existing under the laws of the State of Delaware (“VCampus”) and Christopher L. Nelson, a resident of Fairfax County, Virginia (“Nelson”).

WHEREAS, VCampus and Nelson are parties to that certain Employment Agreement dated as of June 3, 2002, as amended by Amendment No. 1 thereto dated December 13, 2002, Amendment No. 2 dated June 25, 2003 and Amendment No. 3 dated January 6, 2006 (collectively, the “Prior Agreement”); and

WHEREAS, VCampus and Nelson have agreed that Nelson shall continue in his capacity as VCampus’ Chief Financial Officer on the terms described herein and the parties desire hereby to amend and restate the Prior Agreement; and

WHEREAS, upon the parties’ execution of this Agreement, Nelson shall remain continuously employed by the Company on the terms described herein, but the Prior Agreement shall terminate and be of no further force or effect;

WHEREAS, the parties hereby acknowledge that the goodwill, continued patronage, names, addresses and specific business requirements of VCampus’ clients and customers, and the designs, procedures, systems, strategies, business methods and know-how of VCampus, having been acquired through VCampus’ efforts and the expenditure of considerable time and money, are among the principal assets of VCampus; and

WHEREAS, the parties hereby acknowledge that as a result of the position(s) in which Nelson will continue to be employed, Nelson will develop special skills and knowledge peculiar to VCampus’ business, whereby he will become, through his employment with VCampus, acquainted with the identities of the clients and customers of VCampus, and will acquire access to the techniques of VCampus in carrying on its business, as well as other confidential and proprietary information; and

WHEREAS, the parties hereto acknowledge that the Covenants set forth in Section 7 of this Agreement are necessary for the reasonable and proper protection of VCampus’ confidential and proprietary information (as defined herein), customer relationships, and the goodwill of VCampus’ business, and that such Covenants constitute a material portion of the consideration for Nelson’s employment hereunder.

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               Term and Duties.  VCampus agrees to continue to employ Nelson, and Nelson agrees to be and remain employed, as Chief Financial Officer (and specifically not as CIO, COO or other position) of VCampus, for a term that expires on the same expiration date as Nelson’s employment term under the Prior Agreement (May 31, 2007), unless such employment is sooner terminated as provided herein.  The term of this Agreement is not subject to auto-renewal, but it may be renewed by written consent of both parties given prior to the termination date.  Although Nelson will not be required to keep specific office hours at VCampus or account specifically for his hours worked and functions performed, Nelson will be required to devote such time and attention as is required to perform his duties as Chief Financial Officer in a professional and timely manner and shall perform such tasks and functions as the Board may reasonably require from time to time during the term of this Agreement.  Nelson’s duties shall include, without limitation, management and supervision of the duties normally associated with a Chief Financial Officer of a public company, including SEC reporting and compliance, supervision and assistance with completion of the year-end audit, review and supervision of internal controls and disclosure controls, review and execution of required SEC filings, including quarterly, annual and periodic reports (including the contemplated Form 8-K/A and related financial statements for the Prosoft transaction), registration statements (including the contemplated resale S-1 registration statements), required CFO certifications and similar items and functions.  The VCampus Board shall measure Nelson’s performance in his ongoing capacity as Chief Financial Officer only.

2.               Compensation.

(a)          Base Salary.  In consideration of Nelson’s services as Chief Financial Officer, VCampus shall pay Nelson an annualized base salary of Seventy Three Thousand Three Hundred Thirty and 33/100 Dollars  ($73,333.33) per annum (equivalent to $3,055.56 semi-monthly), payable in equal semi-monthly installments in accordance with VCampus’ normal payroll practices.

(b)         Stock Options.  VCampus acknowledges and agrees that all outstanding options held by Nelson on the date hereof shall remain outstanding and be eligible for continued vesting during the term of this Agreement pursuant to the terms of such options and the applicable stock plan.

(c)          Performance Bonus for 2006.  Consistent with VCampus policy with respect to compensation of other executive officers, Nelson’s performance for bonus compensation purposes shall be measured on a calendar year basis in 2006.  Nelson’s performance bonus compensation for the year ending December 31, 2006 shall be determined in accordance with the terms set forth on Exhibit A attached hereto (which shall replace and supersede the corresponding provisions of the Prior Agreement for 2006).

3.               Employee Benefits, Vacation.  During the term of this Agreement, Nelson shall be eligible to receive and/or participate in all regular employee benefits that are offered by VCampus to its part-time employees; provided, however, that VCampus shall specifically not be responsible for providing the following benefits (without limitation) beyond October 31, 2006:  major medical, dental, 401(k) Retirement Plan and long- and short-term disability insurance coverage for Nelson.  In addition, VCampus shall have no obligation to provide Nelson with life insurance, car allowance, memberships or any other similar executive benefits.  Nelson and VCampus acknowledge and agree that VCampus has paid Nelson in full for all of his accrued but unpaid vacation through and including September 30, 2006 under the Prior Agreement.  No vacation time will accrue or be payable for Nelson from and after October 1, 2006 under this Agreement or otherwise.

4.               Reimbursement/Allowance for Expenses. Nelson is authorized to incur reasonable expenses in connection with the business of VCampus including expenses for travel and similar items.  VCampus will reimburse Nelson for all such reasonable and management-approved expenses upon itemized account of expenditures.  In addition, during the term of this Agreement Nelson will be entitled to receive a monthly allowance of $230 to cover mobile phone expenses and internet connectivity charges related to VCampus.

5.               Termination.

(a)              Termination Without Cause.  Either VCampus or Nelson may terminate this Agreement without cause with thirty (30) days’ written notice to the other party.  Upon termination without cause by Nelson, Nelson shall receive accrued but unpaid base salary for days worked prior to termination.  If Nelson is terminated without cause by VCampus, Nelson will also receive accrued but unpaid pro rata performance bonus, if any (as determined in the reasonable discretion of VCampus) for days worked prior to termination as well as the Severance Benefit described in Section 7.  If VCampus fails to provide thirty (30) days advance written notice of its intention to terminate without cause, in its sole discretion VCampus may elect to pay Nelson his regular base salary in lieu of such notice for all or a portion of such notice period.

(b)             Termination for “Cause”.  VCampus may discharge Nelson immediately and without any advance notice for “Cause,” which shall be limited to:

(i)                                     Nelson’s gross negligence or willful misconduct that results in material harm to the financial condition, business, assets, or prospects of VCampus;

(ii)                                  the conviction of, or the entering of a plea of no contest by, Nelson for a felony or crime involving moral turpitude;

(iii)                               the Board of Directors determines that Nelson has engaged in theft, fraud, misappropriation or embezzlement in connection with his services for the Company; or

(iv)                              the Board of Directors determines that Nelson has repeatedly failed to carry out the reasonable directions of the Board of Directors of the Company, which failure cannot be cured or shall not have been cured within thirty (30) days after receipt by Nelson of written notice specifying in reasonable detail the failure to so carry out such directions.

(c)              Termination Due to Death or Disability.  In the event of Nelson’s death or “disability” (as defined below), this Agreement shall terminate immediately, and VCampus shall pay to Nelson (or his beneficiary), (i) Nelson’s accrued unpaid base salary (ii) a prorated bonus, if earned and approved by the Board, for the portion of the year during which Nelson was employed by VCampus.  For purposes of this Agreement, “disability” shall mean the event of Nelson’s physical or mental inability (as verified by a physician selected by VCampus) to perform his essential functions hereunder, with or without reasonable accommodation, for a period of at least thirty (30) consecutive days during the Agreement.

6.               Severance Benefit.  If this Agreement is terminated by VCampus without cause under Section 5(a) hereof, then Nelson shall be entitled to receive, as his exclusive remedy for such termination, a severance benefit equal to the remaining amount of the base salary that is then still payable to Nelson through the end of the term of this Agreement, less required withholdings.  The severance benefit shall be payable to Nelson in equal semi-monthly installments consistent with VCampus’ standard payroll practices.  VCampus’ obligation to pay the severance benefit described herein is conditioned upon Nelson’s execution of a full release of all claims that Nelson may have against VCampus in a form satisfactory to VCampus.

7.               Restrictive Covenants.  In exchange for VCampus’ agreement to enter into the terms of this amended and restated Agreement, Nelson agrees that the following restrictions shall apply during Nelson’s employment and for the indicated periods of time following the termination of Nelson’s employment.

(a)          Non-solicitation of Customers.  During Nelson’s employment with VCampus, and for the one (1) year period of time following termination of his employment by either party for any reason whatsoever, Nelson agrees not to solicit business with any client or customer of VCampus (which did business with VCampus during Nelson’s employment), whether or not VCampus is doing work for such client or customer as of the date of termination of Nelson’s employment.

(b)         Nonsolicitation of Employees.  During Nelson’s employment with VCampus, and for the one (1) year period following termination or expiration of his employment by either party for any reason whatsoever, Nelson further agrees not to initiate contact with, solicit, entice, or attempt to entice in any form, fashion or manner any employee of VCampus for the purpose of inducing that employee to terminate his/her employment with VCampus.

(c)          Non-disclosure.  During Nelson’s employment and for a period of three (3) years after termination of his employment by either party for any reason whatsoever, Nelson agrees not to disclose, or to knowingly allow any other employee to disclose, to any other person or business entity, or use for personal profit or gain, any confidential or proprietary information of VCampus, regardless of whether the same shall be or may have been originated, discovered or invented by Nelson or by Nelson in conjunction with others.  For purposes of this Agreement, the term “confidential or proprietary information” shall include, without limitation: the names, addresses and telephone numbers of past, present and prospective clients or customers of VCampus, as well as products, designs, business plans, proposed business development, marketing strategies, customers requirements, contractual provisions, employee capabilities, proposed marketing initiatives, pricing methods, company earnings, computer software and reporting systems; and the procedures, systems and business methods of VCampus.

8.               Remedies for Breach.  Nelson hereby acknowledges and agrees that a violation of any of the covenants set forth in Section 7 (the “Covenants”) would result in immediate and irreparable harm to VCampus, and that VCampus’ remedies at law, including, without limitation, the award of money damages, would be inadequate relief to VCampus for any such violation.  Therefore, any violation or threatened violation by Nelson of the Covenants shall give VCampus the right to enforce such Covenants through specific performance, temporary restraining order, preliminary or permanent injunction, and other equitable relief.  Such remedies shall be cumulative and in addition to any other remedies VCampus may have, at law or in equity.

9.               Employee Representations.

a.  No Conflict. Nelson represents and warrants to VCampus that to his knowledge, neither the execution and delivery of this Agreement, nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.  Nelson agrees to hold harmless and indemnify VCampus in the event that of any claims against VCampus arising out of such breach.

b.  Director and Officer Liability Insurance.  Nelson represents and warrants to VCampus that: (i) he is unaware of any act or omission that would make him ineligible to be covered under VCampus’ Directors’ and Officers’ Liability Insurance Policy; and (ii) he is unaware of any act or omission that would materially increase VCampus’ premiums under its Directors and Officers’ Liability Insurance Policy.

10.         Return of VCampus Property; Assignment of Inventions.

a.  Return of Property.  Upon the termination of Nelson’s employment with VCampus for any reason, Nelson shall leave with or return to VCampus all personal property belonging to VCampus  (“VCampus Property”) that is in Nelson’s possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such VCampus Property contains confidential or proprietary information of VCampus as described in Section 7(c) hereof.

b.  Assignment of Inventions.  If at any time or times during Nelson’s employment, Nelson shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection)(herein called “Developments”) that (i) relates to the business of VCampus or any of the products or services being developed, manufactured or sold by VCampus or that may be used in relation therewith (but excluding for purposes of this Section 10.b(i) any developments that relate to the business of Nelson’s current full-time employer or any products or services being developed, manufactured or sold by such other employer independent from Nelson’s relationship with VCampus), (ii) results from tasks assigned him by VCampus or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by VCampus, such Developments and the benefits thereof shall immediately become the sole and absolute property of VCampus and its assigns, and Nelson shall promptly disclose to VCampus (or any persons designated by it) each such Development and hereby assigns any rights Nelson may have or acquire in the Developments and benefits and/or rights resulting therefrom to VCampus and its assigns without further compensation, and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to VCampus.

c.  Cooperation.  Upon disclosure of each Development to VCampus, Nelson will, during his employment and at any time thereafter, at the request and expense of VCampus, sign, execute, make and do all such deeds, documents, acts and things as VCampus and its duly authorized agents may reasonable require: (i) to apply for, obtain and vest in the name of VCampus alone (unless VCampus otherwise directs) letters patents, copyrights or other analogous protection in any country throughout the world and when so obtained and vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

d.  Power of Attorney.  In the event VCampus is unable, after reasonable effort, to secure Nelson’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Nelson’s physical or mental incapacity or for any other reason, Nelson hereby irrevocably designates and appoints VCampus and its duly authorized officers and agents as Nelson’s agents and attorneys-in-fact, to act for and on behalf of Nelson and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Nelson.

11.         Survival.  The provisions of Sections 7, 8, 9, and 10 hereof shall survive the termination of this Agreement, regardless of the manner or cause of such termination.

12.         Effect of Agreement. This Agreement supersedes and replaces the Prior Agreement.  The parties agree and acknowledge that this Agreement sets forth the final and complete Agreement of the parties. It shall not be assigned by Nelson and may not be modified except by way of a writing executed by both parties.  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

13.         Notices.  Any Notice, demand, or other communication required or permitted hereunder shall be deemed properly given when placed in writing and deposited in the United States Postal Service, by registered mail, postage prepaid, overnight mail, upon confirmation of receipt by facsimile or personal delivery, addressed as follows:

If to Nelson:

Christopher L. Nelson

(at his address as shown on the records of VCampus)

If to VCampus:

VCampus Corporation

1850 Centennial Park Drive, Suite 200

Reston, VA  20191

Attn:  Chief Executive Officer

With a copy to:

Maupin Taylor, P.A.

3200 Beechleaf Court, Suite 500

Raleigh, NC 27604

Attn:  Kevin A. Prakke

14.         Governing Law.  The provisions of this Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

15.         Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon VCampus unless made in writing and signed by a duly authorized representative of VCampus, or upon Nelson unless made in writing and signed by Nelson.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their seals affixed hereto as of the day and year first above written.

VCampus Corporation

By:
Name: Nat Kannan
Title: CEO

(SEAL)
Christopher L. Nelson

Exhibit A

All bonus amounts referenced herein are subject to any withholdings required by law.  These criteria and bonus determinations are valid only for the year ending December 31, 2006.

Subjective Bonus:  $50,000 Total Opportunity

A bonus ranging from a minimum of $30,000 to up to a maximum of $50,000 will be paid based on the Compensation Committee’s subjective assessment, in its sole discretion, of Nelson’s overall performance in his capacity as the VCampus’ Chief Financial Officer in 2006.  The Subjective Bonus will be payable promptly following the Compensation Committee’s determination in accordance with VCampus’ normal payroll practices (but in any event, such payment shall be made by January 31, 2007).  Nelson shall not be eligible for any discretionary bonus if he is terminated for cause or if he voluntarily terminates his employment with VCampus prior to January 31, 2007.

To the fullest extent provided by this Agreement and applicable law, all discretionary bonuses, whether paid or payable, shall be subject to recalculation (as determined by the Compensation Committee in its reasonable discretion) and forfeiture back to VCampus in the event of any restatement or other adjustment to the financial statements used to help determine the discretionary bonus.